EXHIBIT 10.19

             DEVELOPMENT AND FIELD VALIDATION AGREEMENT


	THIS AGREEMENT (this "Agreement") is made by and between Thermo Environmental Instruments Inc., a California corporation having a place of business at 27 Forge Parkway, Franklin, Massachusetts 02038 ("Thermo"), and ADA-ES Inc., a Colorado corporation having an office and place of business at 8100 SouthPark Way, B, Littleton, Colorado 80120 ("ADA-ES"). Thermo and ADA-ES are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties".

 	WHEREAS, Thermo designs and manufactures stack gas probes, analyzers, calibrators and continuous emission monitoring systems; and

 	WHEREAS, ADA-ES makes and sells Flue Gas Mercury Control
Technology ("FGMCT") including systems for removing mercury from flue gas ; and


	WHEREAS, the Parties are interested in developing and performing field validation tests on a Mercury CEMS (as defined below);

 	NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.   For purposes of this Agreement:

1.1 "Date of this Agreement" shall mean the date of complete execution of this Agreement.

1.2 "Mercury CEMS" shall mean the continuous emission monitoring system for monitoring mercury (as in stack gases) developed under the Program, as well as the individual components comprising the monitoring system, including but not limited to, stack probes, converter modules, sample transport mechanisms, mercury detector modules, and mercury calibration devices.

1.3 "FGMCT" shall mean ADA-ES' system for removing mercury from flue gas.

1.4 "Party" shall mean Thermo or ADA-ES and "Parties" shall mean Thermo and ADA-ES.

1.5 "Program" shall mean the project, in accordance with Section 2 and the other provisions of this Agreement, to develop a continuous emission monitoring system for monitoring mercury in flue gas.

1.6   "Territory" shall mean North America.



2.  The Program.

2.1 Promptly after the Date of this Agreement the Parties shall commence the Program, and thereafter the Parties shall use diligent efforts to complete the Program by June 1, 2005, the target date for initial commercial availability of the Mercury CEMS. The employees of each Party shall collaborate and cooperate with one another at all times in performing the work described in this Agreement, by, without limitation, exchanging and using materials and information and providing all relevant data, information and results useful to the purposes of this Agreement to each Party, without restriction, other than as specified in this Agreement.

2.2  Under the Program:

(a) Thermo shall have principal responsibility for design of hardware, firmware, software and overall product development management associated with the Mercury CEMS, as well as manufacturing (including assembly and test) of commercial versions of the Mercury CEMS ; and

(b) ADA-ES shall have principal responsibility for field validation of the Mercury CEMS, including extended operation of the Mercury CEMS under a variety of flue gas matrices and power generation coal sources. Furthermore, ADA-ES will provide performance feedback and design improvement suggestions to Thermo on a regular basis with a goal that a commercially viable Mercury CEMS can be introduced to the market.

2.3 A preliminary set of functional specifications for the Mercury CEMS is set forth in Exhibit A, attached to and forming an integral part of this Agreement. If either Party requests changes to these specifications, the Parties shall negotiate in good faith until they reach mutually agreeable specification changes, which shall be written and provided to each Party, and changes shall be implemented only if the Parties agree to such changes.

2.4 ADA-ES shall pay Thermo, only for work authorized and performed as part of the Program, not more than four hundred thousand dollars
($400,000) in accordance with monthly invoices tendered by Thermo as follows:

(a) eight invoices that total up to $175,000, for May 2004 - December
2004*; and

(b) five invoices that total up to $166,670, for January 2005 - May 2005, and one invoice of up to $33,330 for June 2005.

Invoices shall be sent to ADA-ES on or about the first day of each month, and shall be paid in full by ADA-ES within thirty (30) days of receipt. Unpaid invoices shall bear interest at one percent (1%) per month until paid.

*Prior to the Date of this Agreement Thermo has invoiced ADA-ES, and ADA-ES shall pay Thermo, $25,000 to reimburse Thermo for material and labor costs associated with work at the Gaston Mercury CEMS evaluation site.



3.  Intellectual Property.   Subject to the terms of this Agreement,
all intellectual property made or developed under the Program, including but not limited to designs, drawings, software, know-how, and other documentation:

(a) if developed by Thermo, shall be solely owned by Thermo;

(b) if developed by ADA-ES, shall be solely owned by ADA-ES; and

(c) if jointly developed by the Parties, shall be jointly owned by the Parties.

Notwithstanding anything to the contrary elsewhere in this Agreement, the Parties agree that Thermo shall have a non-exclusive, worldwide right to use the intellectual property developed by ADA-ES pursuant to
(b) of this Section 3 ("ADA-ES IP") in the manufacture and distribution (marketing and selling) of the Mercury CEMS; such right shall be royalty- free except for coal-fired applications in the Territory, and if Thermo at its option elects to utilize ADA-ES IP in the manufacture and distribution of Mercury CEMS, then Thermo shall pay a royalty to ADA-ES on sales of Mercury CEMS for coal-fired applications in the Territory in an amount to be negotiated in good faith by the Parties and based on the contribution of ADA-ES IP to the Mercury CEMS.


4.  Manufacture and Sale of Mercury CEMS.

Following successful completion of the Program, Thermo shall manufacture and distribute (market and sell) the Mercury CEMS and ADA-ES ESC shall purchase from Thermo all its requirements of continuous emission monitoring systems for monitoring mercury for use in conjunction with the FGMCT, in accordance with the Distribution
Agreement between the Parties of even date hereof.


5.  Insurance and Limitation of Damages.

5.1 During the term of this Agreement and for not less than three (3) years after any termination thereof, each Party shall keep in force, with an insurer rated B+ or better by A.M. Best, workers' compensation insurance in conformity with the laws of the jurisdiction in which it is to perform work hereunder, and public liability insurance in an amount not less than two million U.S. dollars ($2,000,000.) combined single limit, for comprehensive general liability coverage, including products liability and contractual liability.

5.2 Subject to limitation of liability provisions contained herein, each Party shall indemnify, defend and hold harmless the other Party, its parent, subsidiaries and affiliates, and their respective officers, directors, shareholders and employees, from and against any and all damages, liabilities, actions, causes of action, suits, claims, demands, losses, costs and expenses (including, without limitation, reasonable attorney's fees, disbursements and court costs) for personal injury or property damage to the extent arising from or in connection with the negligence or willful misconduct of the indemnifying Party, its agents, employees, representatives or contractors. The Party seeking indemnification shall provide prompt notice of any third-party claim to the Party from whom indemnification is sought, and the indemnifying Party shall have the right to assume exclusive control of the defense of such claim with counsel acceptable to the indemnified Party or, at the option of the indemnifying Party and with the written consent of the indemnified Party, to settle the same. The indemnified Party agrees to cooperate reasonably with the indemnifying Party in connection with the performance of the indemnifying Party's obligations, and in the event that the indemnifying Party fails to perform its defense obligations hereunder, the indemnified Party shall have the right to do so at the indemnifying Party's expense.

5.3 In no event shall either Party be liable to the other for any indirect, special, consequential, or incidental damages (including without limitation damages for loss of use of facilities or equipment, loss of revenue, loss of profits or goodwill) regardless of whether such Party is negligent or has been informed of the possibility of such damages.


6.  Term and Termination.

6.1 This Agreement and the Program shall commence as of the Date of this Agreement, and shall continue until the earlier of completion of the Program or termination pursuant to this Section 6 or Section 11.

6.2 Either Party may terminate this Agreement at any time if the other Party fails to perform any material obligation hereunder by giving such other Party thirty (30) days advance written notice of the intention to terminate and the reasons therefore; provided, however, that should such other Party during the thirty-day period perform such obligations, or commence to and diligently pursue performance of such obligations and such performance shall take longer than thirty days, this Agreement shall continue in effect.

6.3 Either Party may terminate this Agreement without cause upon not less than six (6) months notice to the other Party.

6.4 Thermo and ADA-ES shall cooperate to minimize the costs of any termination of this Agreement. Termination of this Agreement shall not discharge any obligation or prejudice any claim for damages or other lawful rights and remedies which a Party has against the other.

6.5  Sections  3, 5, 6.4, 6.5, 7, 8, 9, 10, 12, 15, 17, and 18 shall survive any termination of this Agreement.


7. Approvals and Compliance with Law. Each Party shall comply with all statutes, laws, rules, regulations, ordinances, and orders of all governmental and other public authorities relating to the Program and this Agreement and shall be responsible for obtaining any approvals necessary or appropriate for fulfilling its obligations hereunder.


8. Representations and Warranties. Each Party represents and warrants that it has the full right and power to enter into this Agreement and perform its obligations as set forth herein, and that it knows of no conflicts, obligations, or rights of third parties which would prevent the performance of the activities contemplated by this Agreement. Neither Party makes any warranty or representation that the Mercury CEM developed under the Program will be suitable for monitoring mercury, but each Party will use all reasonable efforts towards achieving the goal of a commercially viable system for continuous monitoring of mercury in stack gases.


9. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, effective upon receipt, and shall be deemed to have been sufficiently given if delivered in person, express-delivered (with fees prepaid) by public or private carrier, or transmitted by telecopier (with confirmation by prepaid first-class mail), to the address first set forth above, to the attention of "President", or to such other address as either Party shall notify the other in writing, and a copy of any notice given to Thermo under this Agreement shall be sent to General Counsel, Thermo Electron Corporation,
81 Wyman Street, Waltham, Massachusetts 02454-9046.


10. Independent Parties. Each Party shall be deemed to be an independent contractor and not an agent or representative of the other.


11. Force Majeure. If a Party is prevented from performing any of its obligations hereunder as a result of fire, flood, storm, war, insurrection, acts of governmental authorities, or other events beyond its control, such obligations shall be suspended and a reasonable time shall be given for completion of performance upon termination of the event of force majeure. If an event of force majeure cannot be cured and performance of a material obligation cannot be resumed within a period of thirty (30) days, either Party may terminate this Agreement on ten (10) days prior written notice.


12. Costs and Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses in connection with the Program and the performance of this Agreement.


13.  Entire Agreement.   This Agreement constitutes the entire
understanding between the Parties with respect to its subject matter and cancels and supercedes all prior verbal agreements and all other written agreements with respect to such subject matter, except that the Confidentiality Agreement of October 10, 2003 and the Distribution Agreement of even date hereof between the Parties shall remain in force in accordance with their terms. In the event of any conflict between the terms of this Agreement and those of any other document such as a purchase order or quote, the terms of this Agreement shall control unless the other document makes specific reference to this Agreement and is signed by both Parties.


14. Waiver and Modification. The waiver by either Party of a default or a breach by the other Party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent default or breach. No modification or amendment of this Agreement shall be effective unless made in writing and signed by both Parties.


15.  Publicity.   Before a Party issues any publication using the name
of the other Party, such issuing Party shall obtain the prior written consent of the other Party, which shall not unreasonably be withheld.


16. Assignment. Neither Party may without prior written consent of the other, assign or otherwise transfer any rights or obligations related to this Agreement; provided, however, that either Party may without consent of, but upon notice to, the other Party assign or transfer this Agreement to a successor or transferee of substantially the entire business of such Party related to this Agreement or to a company who controls or is controlled by such Party, with "control" for purposes of this Section meaning ownership of more than fifty percent (50%) of the voting rights relative to the company.


17. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effects to its conflicts of laws principles.

18. Waiver of Jury Trial. In the event of any legal proceeding between the Parties relative to this Agreement, neither Party may claim the right to a trial by jury, and both Parties waive any right they may have under applicable law or otherwise to a right to a trial by jury.


19. Severability. Should there be a determination by a competent authority that one or more provisions of this Agreement is invalid or not enforceable, the remainder of this Agreement shall remain in effect, and the Parties shall agree on new provisions whose effect shall approximate as closely as possible that of the invalid or unenforceable provisions.

 The individuals executing this Agreement hereby represent and warrant that they are empowered and duly authorized to so execute this Agreement on behalf of the Parties they represent.


IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate counterparts, each of which shall be regarded as an original, effective as of the date of its full execution.



Thermo Environmental Instruments Inc.      ADA-ES, Inc.
("Thermo")                                 ("ADA-ES")

By:/s/ Mark G. Whiteman                    By: /s/ Michael D. Durham
   -------------------------------            -----------------------
Name:   Mark G. Whiteman                   Name:   Michael D. Durham

Title:      General Manager,               Title:      President
            Air Quality Instruments

Date:      April 14, 2004                  Date:      April 16, 2004